OPERATING EXPENSE LIMITATION AND SECURITY AGREEMENT

dated February 21, 2017

between Two Roads Shared Trust and Redwood Investment Management, LLC

APPENDIX A

As amended: October 31, 2017

Fund	Operating Expense Limit
Redwood AlphaFactor Core Equity Fund
Class N	1.05%
Class I	0.80%
Redwood AlphaFactor Tactical Core Fund
Class N	1.45%
Class I	1.20%
Redwood Managed Municipal Income Fund
Class N	1.25%
Class I	1.00%
Redwood Systematic Macro Trend Fund (“SMarT”)
Class N	1.55%
Class I	1.30%
Redwood Activist Leaders Fund
Class N	1.15%
Class I	0.90%
Redwood AlphaFactor Tactical International Fund
Class N	1.45%
Class I	1.20%

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Messinger

Name: Michael Messinger

Title: Principal